Exhibit 15.1

Mhp Law Firm

7 / F, Wheelock Square, No. 1717 Nanjing West Road,	Tel: (86) 021-61132988
Jing’an District, Shanghai, P.R.China 200040	Fax: (86) 021-61132913
中国·上海 静安区南京西路1717号会德丰国际广场7楼	Website: www.mhplawyer.com
邮编：200040	E-mail: info@mhplawyer.com

April 30, 2021

Lixiang Education Holding Co., Ltd.

No. 818 Hua Yuan Street

Liandu District, Lishui City

Zhejiang Province, 323000

People’s Republic of China

Dear Sirs,

We consent to the references to our firm under “Item 3. Key Information—D. Risk Factors,” “Item 4. Information on the Company—B. Business Overview— Regulation,” “Item 4. Information on the Company—C. Organizational Structure,”, “Item 5. Operating and Financial Review and Prospects—A. Operating Results—Major Factors Affecting Our Results of Operations,” “Item 5. Operating and Financial Review and Prospects—A. Operating Results—Taxation—PRC,” “Item 5. Operating and Financial Review and Prospects—A. Operating Results—Impact of Governmental Policies,” “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions,” and “Item 10. Additional Information—People’s Republic of China Taxation,” included in Lixiang Education Holding Co., Ltd.’s annual report on Form 20-F for the year ended December 31, 2020 (the “Annual Report”), which is filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2021. We also consent to the filing with of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

For and on behalf of Mhp Law Firm

/s/ 陈海 (Hai Chen)
陈海 (Hai Chen)